 EXHIBIT 21.1

SUPERIOR UNIFORM GROUP, INC.

List of Subsidiaries

As of December 31, 2013, the Registrant directly or indirectly owned the following subsidiaries:

Fashion Seal Corporation	Nevada
The Office Gurus, LLC	Florida
SUG Holding	Cayman Islands
The Office Gurus, LTDA. De C.V., a subsidiary of SUG Holding and Fashion Seal Corporation	El Salvador
The Office Masters, LTDA De C.V., a subsidiary of SUG Holding and Fashion Seal Corporation	El Salvador
The Office Gurus, Ltd., a subsidiary of SUG Holding and Fashion Seal Corporation	Belize
Power Three Web Ltda., a wholly owned subsidiary of SUG Holding	Costa Rica
Superior Sourcing, a wholly owned subsidiary of SUG Holding	Cayman Islands